UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 2, 2011

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                               Results of Operations and Financial Condition.

On February 2, 2011, Global Partners LP (the “Partnership,” “we,” “us” or “our”) filed with the Securities and Exchange Commission a preliminary prospectus supplement (the “Prospectus Supplement”) to its Registration Statement on Form S-3 (File No. 333-165789), which included the following information:

Preliminary Estimates of Fourth Quarter 2010 Results

The following is a discussion of our preliminary estimates of results for the fourth quarter 2010.  We are in the process of completing the year-end analysis, review and reconciliations of our financial accounts and records and the corresponding audit of our year-end financial statements by our independent auditors.  As such, final audited results are not yet available, and actual results may vary significantly from those stated.  Based upon current estimates, we expect the results of the fourth quarter 2010 to be negatively impacted due, in part, to adverse market conditions and fewer advantageous purchasing opportunities primarily in our distillates business.  Although these factors continue to affect our business at the present time, we do not believe they are of a long-term nature.  We believe that these market conditions and fewer purchasing opportunities did not adversely impact the performance of our gasoline business including the recent acquisition of retail gas stations and supply rights from ExxonMobil.

We currently estimate that distributable cash flow (“DCF”) for the fourth quarter 2010 was approximately $12.4 million compared with $15.2 million for the fourth quarter 2009.  In the fourth quarter 2010, we also incurred increased operating expenses primarily associated with our recent acquisitions.  Financing costs increased primarily due to acquisitions and higher commodity prices.  After the effect of additional, non-recurring investigatory, regulatory and start-up expenses associated with our recent acquisitions of approximately $1.8 million in 2010 as compared to those incurred in 2009, we believe that DCF for the year ended December 31, 2010 was approximately $45.9 million, which is approximately the same as the DCF for the year ended December 31, 2009.

We currently estimate that earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter ended December 31, 2010 was approximately $21.8 million as compared with $20.7 million for the quarter ended December 31, 2009.  We currently estimate that EBITDA for the year ended December 31, 2010 was approximately $72.3 million as compared with $66.7 million for the year ended December 31, 2009.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained below under “Use of Non-GAAP Financial Measures.”  Please refer to Preliminary Financial Reconciliations Based on Estimated Results below for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the quarter and year ended December 31, 2010 and 2009.

We currently estimate that net income in the fourth quarter 2010 was approximately $5.8 million, $6.4 million less than the net income for the fourth quarter 2009.  This higher percentage decline in net income was primarily driven by an increase in depreciation expense from our acquisitions, as well as the reasons cited above.  We currently estimate that net income for the year ended December 31, 2010 was approximately $26.9 million as compared with $34.1 million for the year ended December 31, 2009.

We currently estimate that net cash used in operating activities for the fourth quarter 2010 was approximately $54.2 million, an approximately $32.7 million decrease from the $86.9 million used in the fourth quarter of 2009.  Cash flow from operating activities in part reflects our net income, depreciation and amortization levels, as well as balance sheet changes arising from inventory purchasing patterns, the timing of collections on accounts receivable, the seasonality of our business, fluctuations in refined petroleum product prices, working capital requirements and general market conditions.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of our consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•                  compliance with certain financial covenants included in its debt agreements;

•                  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•                  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•                  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies.  Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of the Partnership’s success in providing a cash return on their investment.  In December 2009, we amended our partnership agreement to restate the provisions governing conversion of the subordinated units to use distributable cash flow to test whether we have “earned” the minimum quarterly distribution.  Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.  Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution.  Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships.  Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Global Partners LP Preliminary Financial Reconciliations Based On Estimated Results

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010*	2009	2010*	2009
Reconciliation of net income to EBITDA
Net income	$5.8	$12.2	$26.9	$34.1
Depreciation and amortization and amortization of deferred financing fees	8.4	3.9	23.1	16.0
Interest expense	8.0	4.2	22.3	15.2
Income tax (benefit) expense	(0.4)	0.4	—	1.4
EBITDA	$21.8	$20.7	$72.3	$66.7

Reconciliation of net cash used in operating activities to EBITDA
Net cash used in operating activities	$(54.2)	$(86.9)	$(87.2)	$(61.1)
Net changes in operating assets and liabilities and certain non-cash items	68.4	103.0	137.2	111.2
Interest expense	8.0	4.2	22.3	15.2
Income tax (benefit) expense	(0.4)	0.4	—	1.4
EBITDA	$21.8	$20.7	$72.3	$66.7

Reconciliation of net income to distributable cash flow
Net income	$5.8	$12.2	$26.9	$34.1
Depreciation and amortization and amortization of deferred financing fees	8.4	3.9	23.1	16.0
Maintenance capital expenditures	(1.8)	(0.9)	(4.1)	(4.6)
Distributable cash flow	$12.4	$15.2	$45.9	$45.5

Reconciliation of net cash used in operating activities to distributable cash flow
Net cash used in operating activities	$(54.2)	$(86.9)	$(87.2)	$(61.1)
Net changes in operating assets and liabilities and certain non-cash items	68.4	103.0	137.2	111.2
Maintenance capital expenditures	(1.8)	(0.9)	(4.1)	(4.6)
Distributable cash flow	$12.4	$15.2	$45.9	$45.5

*                 Preliminary unaudited estimates

Item 7.01                               Regulation FD Disclosure

The Prospectus Supplement also disclosed that in January 2011, the trustee administering the post-bankruptcy litigation trust of Lyondell Chemical Company (“Lyondell”) and certain of its affiliates brought an action against the Partnership to recover payments totaling approximately $6.0 million made to it by an affiliate of Lyondell that the trustee claims were paid shortly before the Lyondell bankruptcy and at a time when the affiliate was insolvent.  The trustee alleges that this permits the avoidance, or recovery, of those payments pursuant to bankruptcy law. The Partnership believes that the payments were made by the Lyondell affiliate in the ordinary course of both its and the Partnership’s business as contemporaneous payment for its receipt of a volume of product of a value equivalent to the payments.  The Partnership will shortly file its response in the bankruptcy court.  The litigation is in its early stages, and the Partnership believes it has meritorious defenses.  Therefore, no provision for losses has been recorded in connection with this matter.

Forward Looking Statements

The disclosure in this Form 8-K contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could cause the Partnership’s actual results to differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results may arise as a result of a number of factors including, without limitation, risk factors discussed in the Partnership’s Form 10-K for the year ended December 31, 2009, the Partnership’s Form 10-Q for the quarter ended September 30, 2010 and other documents filed by the Partnership with the Securities and Exchange Commission from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this Form 8-K. The Partnership undertakes no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

The information in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC,
its general partner

Dated: February 2, 2011		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary